EXHIBIT 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in this Offering Statement on Form 1-A, as it may be amended, of our report dated June 1, 2020, which includes an explanatory paragraph as to the Company's ability to continue as a going concern, with respect to our audit of the financial statements of Parallel Flight Technologies, Inc. as of December 31, 2019 and 2018, and the related statements of operations, stockholders' equity, and cash flows for the year ended December 31, 2019 and the period from September 10, 2018 (Inception) to December 31, 2018, and the related notes to the financial statements.

Very truly yours,

Newport Beach, CA August 14, 2020